Exhibit 10.49




                    SETTLEMENT AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------

     This Settlement Agreement and General Release ("Agreement") is entered into this 11th day of April, 1966, between Ms. Cheryl Lippert ("Ms. Lippert") and Medicon, Inc. (the "Company").

     WHEREAS, the parties are desirous of settling any and all disputes and avoiding the expense, delay and uncertainty attendant to litigation and administrative proceedings concerning any and all claims arising out of Ms. Lippert's employment and the cessation of that employment;

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and for good and valuable consideration, the sufficiency of which is acknowledged, Ms. Lippert and the Company agree as follows:

I.   CONSIDERATION
     -------------

     A. Ms. Lippert recognizes that her employment relationship with the Company, its divisions, subsidiaries, affiliates and successors, was permanently and irrevocably severed and terminated as of January 11, 1996, and that she releases and waives any and all rights to reinstatement, employment, or reemployment with the Company. Further, she agrees that she shall not apply or otherwise seek reinstatement, reemployment, or future employment with the Company, its divisions, subsidiaries, affiliates and successors at any time in the future, unless this provision is waived by the Company in writing.

     B. Ms. Lippert shall receive a cash payment in lieu of outplacement services in the amount of Eight Thousand Dollars ($8,000.00) upon execution of this Agreement by all parties.

     C. The Company shall pay Ms. Lippert, jointly with her attorney, Sheribel Rothenberg, within ten (10) days of execution of this Agreement, the sum of Eighty Two Thousand Five Hundred Dollars ($82,500.00) in further consideration for Ms. Lippert's release of all claims against the Company.

     D.   The Company shall provide Ms. Lippert with the following benefits:

     (1)  unused 1996 vacation time equal to approximately one (1) day's pay;

     (2) Ms. Lippert remains the holder of an earnback warrant exercisable for 156,838 shares of Class A Common Stock if the events specified in such warrant occur within certain time periods which are also specified in such warrant. Other than as described in the preceding sentence, Ms. Lippert is not entitled to, nor does she own, any shares of restricted stock or stock options.







































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     (3)  a payment of Five Thousand Dollars ($5,000.00) for attorney's fees incurred by Ms. Lippert in connection with the negotiations over the terms and conditions of this Agreement.

     E. This section sets forth all compensation, benefits and monies due Ms. Lippert from the Company. Ms. Lippert acknowledges that the benefits provided in this Agreement exceed the benefits which she would have been entitled to receive as a former employee of the Company, and those extra benefits are provided by the Company in exchange for Ms. Lippert's execution of this Agreement.

     F. All amounts payable to Ms. Lippert on her behalf under this Agreement will be reported to appropriate governmental agencies as taxable income, and an appropriate withholding will be made where necessary. In addition, all amounts payable to Ms. Lippert under this Agreement are expressed as amounts prior to payment or withholding of any taxes, and the Company will not gross up the amounts or otherwise reimburse Ms. Lippert for the taxes she will pay relating to such amounts.

II.  PERSONAL REFERENCES
     -------------------

     In response to inquiries by prospective employers, the Company shall respond only with Ms. Lippert's dates of employment, position, job duties and salary at termination, while informing any inquirer that it is Company policy to disclose only that information. Ms. Lippert agrees to direct all requests for references to the Company's Human Resources Department.

III. ADVERSE COMMENT PROHIBITED
     --------------------------

     Ms. Lippert and the Company agree that neither party shall disparage the other, publicly or privately, the Company's services, or its officers, directors, shareholders, employees, and agents.

IV.  MISCELLANEOUS PROVISIONS
     ------------------------

     Ms. Lippert agrees not to engage in actions contrary to the interest of the Company; not to disclose or allow the disclosure of any provisions of this Agreement; and to return to the Company all Company property, including, any proprietary or confidential information.

V.   CONFIDENTIALITY OF AGREEMENT
     ----------------------------

     Ms. Lippert and the Company agree that the terms and conditions of this Agreement shall be kept confidential (immediate family members, attorneys and advisors excepted)

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and shall respond to inquiries, stating language to the effect that "the matter has been resolved."

     Notwithstanding the foregoing, either party may disclose this Agreement to enforce its terms or as otherwise required by law.

VI.  NON-ADMISSION OF LIABILITY
     --------------------------

     The parties mutually understand and agree that this Agreement does not constitute any fault, responsibility or liability on the part of the Company. Ms. Lippert further agrees and acknowledges that the Company has denied, continues to deny and will deny all allegations of wrongful discharge, any and all claims of employment discrimination, and any alleged violation of related civil rights laws or any other statute or law, whether federal, state or local.

VII. RELEASE
     -------

     Ms. Lippert, on behalf of herself, her agents, representatives, assigns, heirs, executors and administrators does hereby irrevocably and voluntarily waive, release and forever discharge the Company, its divisions, subsidiaries, affiliates, related companies, successors, predecessors, assigns, officers, directors, employees, insurers, attorneys, agents and representatives from any and all claims, demands, damages, causes of action or lawsuits, liabilities and obligations, known or unknown, suspected or unsuspected, that she now might have, that she has had or that might subsequently accrue to her, arising from, growing out of or in any way connected with, directly or indirectly, her employment relationship with the Company, or the manner, means or circumstances of her termination of employment with the Company, including, without limitation, any and all actual or potential common law claims, and any and all actual or potential claims under any federal, state or local policy, statute, law or regulation. Ms. Lippert further agrees that this Agreement is intended to apply to any and all charges or lawsuits of employment discrimination or wrongful discharge that she could have filed with any court or governmental administrative body or tribunal having jurisdiction over such claims.

     Ms. Lippert represents and warrants that she has not assigned any of the claims described above or authorized any other person or entity to assert any such claim on her behalf. Finally, Ms. Lippert agrees that under this Agreement she waives (a) any claim for damages incurred any time after the date of this Agreement because of alleged continuing effects of any alleged discriminatory wrongful or illegal acts or omissions involving the Company which occurred on or before the date of this Agreement; and (b) any right to sue for injunctive relief against the alleged continuing effects of past discrimination or


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wrongful or illegal acts based on alleged acts or omissions occurring prior to the date of this Agreement.

VIII.  CONTROLLING LAW
       ---------------

     This Agreement shall be interpreted and construed in accordance with the law of the State of Illinois.

IX.  VOLUNTARY NATURE OF THIS AGREEMENT
     ----------------------------------

     The parties' negotiations are complete and no future attempts to renegotiate shall be made. Ms. Lippert represents that in executing this Agreement, no promise or inducement has been made except as set forth in this Agreement, and that she is entering into this Agreement voluntarily and without any threat or coercion and without reliance on any statement or representation, written or oral, made by any person representing the Company.

     Ms. Lippert has been advised to consult an attorney in this matter and has consulted with Sheribel Rothenberg regarding this Agreement.

X.   ENTIRE AGREEMENT
     ----------------

     This agreement is the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.


Dated: 4-16-96                          /s/ Cheryl Lippert
      -------------                ----------------------------------
                                   Cheryl Lippert


Dated:   /16/96                         /s/ Sheribel F. Rothenberg
      -------------                ----------------------------------
                                   Sheribel F. Rothenberg
                                   Attorney for Cheryl Lippert


                                   MEDICON, INC.

Dated:   4-23-96                   By:    /s/ Lawrence Rubinstein
      -------------                   -----------------------------------
                                        Lawrence Rubinstein
                                        Secretary and General Counsel


                                   By:  __________________________________
                                        David J. Parsons
                                        One of Medicon, Inc.'s Attorneys





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